Exhibit 99.1

MaxCyte Announces Preliminary Unaudited Fourth Quarter and Full Year 2024 Financial Results

ROCKVILLE, MD, January 13, 2025 — MaxCyte, Inc., (Nasdaq: MXCT; LSE: MXCT), a leading, cell-engineering focused company providing enabling platform technologies to advance the discovery, development and commercialization of next-generation cell therapeutics, today provided a preliminary update on financial results for the fourth quarter and full year ended December 31, 2024.

Preliminary Unaudited Fourth Quarter and Full Year 2024 Results

●	Core revenue in the fourth quarter is expected to be between $8.3 million and $8.5 million, compared to $7.2 million in the fourth quarter of 2023
●	Core revenue for the full year is expected to be between $32.2 million and $32.4 million compared to $29.8 million for fiscal year 2023, representing 8 to 9% growth
●	SPL program-related revenue and Total Revenue for the fourth quarter and full year 2024 is expected to be reported in March 2025

Total cash, cash equivalents, and investments as of December 31, 2024, is expected to be approximately $190 million, compared to initial guidance and updated guidance in December of $175 million and $185 million, respectively, and compared to December 31, 2023 total cash, cash equivalents, and investments of $211 million.

“MaxCyte reported preliminary core revenue for 2024 at the high end of the updated guidance range provided. The operating environment in the cell therapy industry is improving as we move into 2025; and we remain confident in the opportunity that exists for MaxCyte in the years ahead,” said Maher Masoud, President and CEO of MaxCyte. “In 2024, we increased the number of SPL customers by six, supported the commercial launch of the first non-viral gene edited cell therapy product approved by the FDA, and returned to healthy revenue growth while streamlining operations.”

MaxCyte’s fourth quarter and full year results are preliminary and unaudited and subject to change in connection with the completion of MaxCyte’s quarterly and year-end closing processes and the preparation of its audited financial statements for the quarter and fiscal year ended December 31, 2024. As a result, these preliminary results may differ from the actual results that will be reflected in MaxCyte’s consolidated financial statements for the quarter and fiscal year ended December 31, 2024, which are expected to be released in March 2025 and will be included in MaxCyte’s Annual Report on Form 10-K.

About MaxCyte

At MaxCyte, we pursue cell engineering excellence to maximize the potential of cells to improve patients’ lives. We have spent more than 25 years honing our expertise by building best-in-class platforms, perfecting the art of the transfection workflow, and venturing beyond today’s processes to innovate tomorrow’s solutions. Our ExPERT™ platform, which is based on our Flow Electroporation® technology, has been designed to support the rapidly expanding cell therapy market and can be utilized across the continuum of the high-growth cell therapy sector, from discovery and development through commercialization of next-generation, cell-based medicines. The ExPERT family of products includes: four instruments, the ATx™, STx™, GTx™ and VLx ™; a portfolio of proprietary related processing assemblies or disposables; and software protocols, all supported by a robust worldwide intellectual property portfolio. By providing our partners with the right technology platform, as well as scientific, technical and regulatory support, we aim to guide them on their journey to transform human health. Learn more at maxcyte.com and follow us on X and LinkedIn.

MaxCyte Contacts:

US IR Adviser

Gilmartin Group

David Deuchler, CFA

+1 415-937-5400

ir@maxcyte.com

US Media Relations
Spectrum Science
Jordan Vines
+1 540-629-3137

jvines@spectrumscience.com

Nominated Adviser and Joint Corporate Broker

Panmure Liberum

Emma Earl / Freddy Crossley

Corporate Broking

Rupert Dearden

+44 (0)20 7886 2500

UK IR Adviser

ICR Healthcare

Mary-Jane Elliott

Chris Welsh

+44 (0)203 709 5700

maxcyte@icrhealthcare.com

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  All statements other than statements of historical facts contained in this press release, including statements about the Company’s preliminary results of operations, including fourth quarter and full year 2024 total revenue, core revenue, and SPL program revenue and statements about possible or assumed future results of operations or financial position., are forward-looking statements. These statements are inherently uncertain, and investors are cautioned not to unduly rely on these statements.

Risks and uncertainties related to our business are described in greater detail in Item 1A  of our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Securities and Exchange Commission (“SEC”) on March 12, 2024, as well as in discussions of potential risks, uncertainties, and other important factors in the other filings that we make with the Securities and Exchange Commission from time to time, including in our Form 10-Q for the quarter ended September 30, 2024, filed with the SEC on November 6, 2024. These documents are available through the Investor Menu, Financials section, under “SEC Filings” on the Investors page of our website at http://investors.maxcyte.com. Any forward-looking statements in this press release are based on our current beliefs and opinions on the relevant subject based on information available to us as of the date of such press release, and you should not rely on forward-looking statements as predictions of future events. We undertake no obligation to update any forward-looking statements made in this press release to reflect events or circumstances after the date of this press release or to reflect new information or the occurrence of unanticipated events, except as required by law.